THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND ACCORDINGLY MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR LAWS OR PURSUANT TO AN EXEMPTION THEREFROM. THE PRINCIPAL AMOUNT OF THIS NOTE, AND INTEREST IN RESPECT THEREOF, IS SUBORDINATED PURSUANT TO THE SUBORDINATED AGREEMENTS (AS DEFINED IN THE NOTE).

SUBORDINATED PROMISSORY NOTE

$1,513,762.76	June 15, 2009 (“Issuance Date”)

          FOR VALUE RECEIVED, Carbiz USA Inc., a Delaware corporation (“Maker”), does hereby covenant and promise to pay to the order of Malcolm S. Brook (“Lender”), with an address of 300 N. Swall Drive, Unit #207, Beverly Hills, CA 90211, in legal tender of the United States, One Million Five Hundred Thirteen Thousand Seven Hundred Sixty-Two and 76/100 Dollars ($1,513,762.76) together with interest provided in this Note.

          1.       Payment. Principal shall be paid by Maker to Lender as follows:

                    (a)      One Hundred and Fifty Thousand Dollars ($150,000) on the date that is eighteen (18) months after the Issuance Date;

                    (b)      Three Hundred Thousand Dollars ($300,000) on the date that is thirty-six (36) months after the Issuance Date;

                    (c)      Four Hundred Thousand Dollars ($400,000) on the date that is fifty-four (54) months after the Issuance Date; and

                    (d)      Six Hundred Sixty Three Thousand Seven Hundred Sixty Two and 76/100 Dollars ($663,762.76) on the date that is seventy-two (72) months after the Issuance Date.

          2.        Interest. Simple interest at a rate of eight percent (8%) per annum on the principal amount outstanding under this Note shall be paid monthly by Maker to Lender beginning on October 31, 2009 (which first interest payment shall only be in the amount of $7,830.50) and continuing each month thereafter on the last day of the month for the month then ended until the principal due hereunder is paid. Interest shall accrue and be calculated on the basis of one three hundred sixty-fifth (1/365th) of the applicable rate for each calendar day such balance of principal remains unpaid.

          3.        Prepayment. Maker may prepay this Note in whole or in part without paying any prepayment fee.

          4.       Set-Off. Maker may, at its option, set off against any principal or interest under this Note any claim it may have under Sections 8.5 or 9.4 of the Asset Purchase Agreement dated June 15, 2009, by and between the Maker and Star Financial Services, a California corporation

          5.       Documentary Stamp Taxes. Maker shall pay the cost of any documentary tax, or other stamps now or hereafter required by any applicable law, at any time, to be affixed to this Note.

          6.       Loan Charges. Nothing herein contained, nor any transaction related thereto, shall be construed or so operate as to require Maker or any person liable for the repayment of same, to pay interest in an amount or at a rate greater than the maximum allowed by applicable law. Should any interest or other charges paid by Maker, or any parties liable for the payment of the loan made pursuant to this Note, result in the computation or earning of interest in excess of the maximum legal rate of interest permitted under the law in effect while said interest is being earned, then any and all of that excess shall be and is waived by Lender, and all that excess shall be automatically credited against and in reduction of the principal balance, and any portion of the excess that exceeds the principal balance shall be paid by Lender to Maker or any parties liable for the payment of the loan made pursuant to this Note so that under no circumstances shall the Maker, or any parties liable for the payment of the loan hereunder, be required to pay interest in excess of the maximum rate allowed by applicable law.

          7.       Governing Law. This Note and the obligations arising hereunder shall be governed by and construed in accordance with the laws of the State of Delaware and any applicable law of the United States of America.

          8.       Subordination. The principal of, and interest on, the Note is hereby subordinated and subject in right of payment, to the extent and in the manner set forth in (a) the Subordination Agreement dated June 15, 2009 made for the benefit of Wells Fargo Preferred Capital, Inc., (b) the Subordination Agreement dated June 15, 2009 made for the benefit of Dealer Services Corporation, and (c) the Subordination Agreement dated June 15, 2009 made for the benefit of Trafalgar Specialized Investment Fund, Luxembourg (together, the “Subordination Agreements”), to the prior payment in full of all of the Obligations (as defined in each of the foregoing Subordination Agreements).

          9.       Miscellaneous.

                    (a)      Each payment shall be applied first to the payment of interest on unpaid principal, and second, to the payment of principal.

                    (b)      The Maker may not assign this Note without the prior written consent of Lender.

                    (c)      The term “Maker” as used herein, in every instance shall include the Maker’s successors and assigns, and shall denote the singular and/or plural, the masculine and/or feminine, and natural and/or artificial persons whenever and wherever the context so requires or admits.

          IN WITNESS WHEREOF, Maker has duly executed this Note as of June 15, 2009.

“MAKER”

Carbiz USA Inc.

By:	/S/Ross R. Lye
Ross R. Lye, President

THIS NOTE HAS BEEN EXECUTED AND DELIVERED OUTSIDE THE STATE OF
FLORIDA AND NO FLORIDA DOCUMENTARY STAMP TAXES ARE DUE.